EXHIBIT 12(b)





                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         AND PREFERENCE STOCK DIVIDENDS


                                          Years Ended December 31,
                             --------------------------------------------------
                               2002       2001      2000       1999      1998
                               ----       ----      ----       ----      ----
                                            (dollars in millions)

Income from continuing
   operations                   $1,736       $601    $4,452     $5,576   $3,049
Income taxes                       533        768     2,393      3,118    1,636
(Income)/losses of and
  dividends from
  nonconsolidated associates      (43)        183       350        375      337
Amortization of capitalized
   interest                         73         73        69         66       68
                                 -----      -----     -----      -----    -----
Income from continuing
  operations before income
  taxes, undistributed
  income of nonconsolidated
  associates, and
  capitalized interest           2,299      1,625     7,264      9,135    5,090
                                 -----      -----     -----      -----    -----
Fixed charges included in
  income from continuing
  operations
Interest and related
  charges on debt                8,327      8,770     9,475      7,642    6,441
Portion of rentals deemed
  to be interest                   318        330       341        284      251
                                 -----      -----     -----      -----    -----
  Total fixed charges
     included in income
     from continuing
     operations                  8,645      9,100     9,816      7,926    6,692
                                 -----      -----     -----      -----    -----
Earnings available for
   fixed charges               $10,944    $10,725   $17,080    $17,061  $11,782
                                ======     ======    ======     ======   ======
Fixed charges
Fixed charges included in
  income from continuing
  operations                    $8,645     $9,100    $9,816     $7,926   $6,692
Interest capitalized in the
   period                          191        171       137         95      110
                                 -----      -----     -----      -----    -----
  Total fixed charges           $8,836     $9,271    $9,953     $8,021   $6,802

Dividends on preference
   stocks                           63        200       165        122       94
                                 -----      -----     -----      -----    -----
  Total fixed charges and
     dividends on
     preference stocks          $8,899     $9,471   $10,118     $8,143   $6,896
                                 =====      =====     =====      =====    =====

Ratio of earnings to fixed
  charges and dividends on
  preference stocks               1.23       1.13      1.69       2.10     1.71
                                 =====      =====     =====      =====    =====